Ardent Mines Agrees to General Terms for Acquisition of an Operating Silver Mine in Peru's 'Silver Corridor'

Mar. 3, 2011 (PR Newswire) —

NEW YORK, March 3, 2011 /PRNewswire/ — Ardent Mines Limited (OTC Bulletin Board: ADNT) (referred to herein as "Ardent Mines") has agreed to general terms for the purchase of 100% of the shares of Sociedad Minera Las Cumbres SAC ("Las Cumbres"), the operator of a silver mine located in the Churin region of Peru, approximately 150 miles Northeast of the capital city of Lima.  Ardent Mines has also entered into an option agreement with Alfredo de Lima SMRL to purchase the mineral rights for the Condorsenga mine, where the Las Cumbres operation is located.

Oscar Frias, a Peruvian Mining Engineer with 25 years of experience managing gold and silver mines in Peru, holder of a PhD degree from Penn State University, and proposed Country Manager for Ardent Mines in Peru, indicated that "the property is located in an area with proven silver reserves." Frias further noted that, "The geology of Condorsenga is indicative of significant mining potential, with three veins of Silver which we anticipate could be substantially productive for well over 10 years."

Subject to the general terms agreed upon for the acquisition, Ardent Mines will purchase Las Cumbres and its operating assets in exchange for shares of Ardent Mines common stock valued at $3,000,000.  The acquisition is also subject to certain exploration, investment and expansion conditions on the part of Ardent Mines and certain capacity and production requirements on the part of the sellers.  The owners of Las Cumbres have agreed to assist in the operation of the mine and will receive certain management incentives.  In a simultaneous transaction, Ardent Mines has acquired an option to purchase the mineral rights underlying the Condorsenga mine that services Las Cumbres for $2,000,000, payable in tranches, with certain customary royalty payments due to Alfredo de Lima SMRL, the entity that owns the mine. The definitive long form agreements pertaining to the acquisition of Las Cumbres and the Condorsenga option are expected to be finalized very shortly with the closing to take place as soon as reasonably possible, subject to the satisfactory completion of due diligence by Ardent Mines.

"The general terms of our agreements with respect to Las Cumbres and Condorsenga provide Ardent Mines with the opportunity to acquire an operating, fully-licensed silver mine in Peru, the world's leader in silver production.  This is a unique and valuable opportunity for our company, and represents substantial value for our shareholders," stated Leonardo Riera, CEO of Ardent Mines, who concluded: "Mining operations in Peru are an important element of our company's growth plans.  Peru is an investment-grade country with an extraordinary mining tradition; we are currently evaluating opportunities in gold mining there as well."

About Ardent Mines Limited:

Ardent Mines is positioning itself to develop mining operations throughout the world.  Ardent Mines is an exploration stage company and is presently researching and negotiating acquisitions, acquiring financing and assembling world-wide staff.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties.  Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities & Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

SOURCE Ardent Mines Limited

Source: PR Newswire (March 3, 2011 - 9:15 AM EST)

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